PROLUNG



PRECISION PREDICTIVE ANALYTICS

Non-Invasive Lung Cancer Risk Stratification

Personalized Digital Medicine Solution

Steven C. Eror | President & CEO

CE 0120

Forward-Looking Statements

ProLung, Inc. is a publicly reporting company. ProLung stock is not trading and there is no public market for its securities.

Cautionary Statements Regarding Forward-Looking Information

This presentation and accompanying discussion may contain forward-looking statements, which are based upon the current estimates, assumptions and expectations of the company's management and its knowledge of the relevant market. The company has tried, where possible, to identify such information and statements by using words such as "anticipate," "believe," "envision," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," "contemplate" and other similar expressions and derivations thereof in connection with any discussion of future events, trends or prospects or future operating or financial performance, although not all forward-looking statements contain these identifying words. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the Company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that: the Company's clinical studies produce unfavorable results which could prevent or delay the Company from obtaining FDA and other regulatory approvals; the Company's ProLung Test will not receive required marketing approval from the FDA for marketing in the United States; if the Company obtains FDA approval, it will be subject to Medical Device Reporting requirements which may lead to inquiries, injunctions or liabilities; the Company may be unable to compete with competitive technologies; the Company may be unable to protect its intellectual property rights, which are important to the potential value of the Company's products; may incur significant costs and liability if it infringes, or is accused of infringing on, the intellectual property rights of others; the Company's clinical study designs have not been reviewed by the FDA; and the Company's ProLung tests may produce false positive and false negative results. In addition, other risks are identified in the company's Form S-1 Registration Statement filed with the SEC. Such forward-looking statements speak only as of the date of this release.

PROLUNG

Forward-Looking Statements (continued)

Registration Statement

The Company has filed a registration statement on Form S-1 (File No. 333-219735) with the SEC for the offering to which this presentation relates. The registration statement is not yet effective. Before you invest, you should read that registration statement (including, among other things, the risk factors described there) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request to ProLung, Inc., Attn: Investor Relations, 757 E. South Temple, Suite 150, Salt Lake City, Utah, 84102 or by calling (801) 736-0729.

Additional Disclaimers

This is not an offer to sell, nor a solicitation of an offer to purchase, any securities. An offer, if any, will be made only pursuant to definitive investment documents to be produced hereafter and made available to qualified investors, all in accordance with applicable federal and state securities laws. The information contained in the following materials is proprietary to us and is submitted to you solely on a confidential basis. By accepting delivery of these materials, you agree that you will not disclose the information contained in them to any third party or make reproductions of or use these materials for any purpose other than for your own evaluation of any investment in the Company. You further agree, immediately upon our request, to return these materials to us in uncopied form. The projections and forward-looking information contained in these materials are based on assumptions as to future events that are inherently uncertain. We make no representation or warranty as to whether we will attain the results projected, or as to the accuracy of market estimates contained in these materials. All forward-looking statements speak to the date hereof and we expressly disclaims any obligation to update or revise the information contained in these materials, whether as a result of new information, future events or otherwise.

CE 0120 approved for sale in Europe (EEA & EFTA) | not currently available for sale in the USA

Value Medicine

What if you could make a difference in time for a lung cancer patient by:

- Enabling an earlier detection and biopsy
- Expanding the therapeutic window
- Lowering the cost compared with the standard of care

Lung Cancer Mortality

Lung cancer is **the leading cause** of cancer death for men and women.

Early detection is the game changer.


Europe
Deaths (000)
0
50
100
150
200
250
300
350
400
United States
Deaths (000)
0
20
40
60
80
100
120
140
160
180
World
Deaths (000)
0
200
400
600
800
1000
1200
1400
1600
1800
2000
Annual deaths by cancer site:
Lung
Colon
Breast
Pancreas
Prostate

Source: WHO, GLOBOCAN 2012: Estimated Cancer Incidence, Mortality and Prevalence Worldwide in 2012

Lung Cancer Survival

Lung cancer is **the leading cause** of cancer death for men and women.


100
75
50
25
0
Percentage
patients
survival

Today, only 17% of those diagnosed with lung cancer survive 5 years.

Source: SEER 18 2006-2012, All Races, Both Sexes by SEER

Lung Cancer Survival

The potential: **3x improvement** if diagnosed early.



100
75
50
25
0
Percentage
Early
Later
3x
Average
Localized (early)
Regionalized
Distant Metastasis (late)
Unstaged
patients
survival
Lung Cancer Stage at Diagnosis

Existing therapies are effective with earlier treatment.

PROLUNG

Lung Cancer Survival



Why has early detection been so difficult?

Before 2015	Now
Incidental Detection	**Low Dose CT Screen** 23 million patients[1]
- Emergency room - Looking for something else - MRI, ultrasound and FDG PET have limited utility - No screen	- Screen reimbursed beginning 2016[2] - 55-80 years old with a 30 pack-year history of smoking[3]

Current Nodule Market

- A total of **23 million individuals** will present with lung nodules.[1]
- 4% will ultimately be diagnosed with a nodule that is cancerous.[4]
- Most will undergo 3 months to 3.5 years of additional CT surveillance for a determination of cancer.[5]

1. 94 million current and former smokers (CDC, Nov. 2009). NLST 24.2% with a positive CT scan (NEJM, 2011).
2. Centers for Medicare and Medicaid Services, 2015 | 3. Humphrey, Deffebach, Pappas, Baumann, et al., Sep 2013
4. New England Journal of Medicine, 2011 | 5. NCCN Guidelines, version 8.2016

Lung Cancer Standard of Care



Where are we losing time?

Inefficient Screen → Invasive Biopsy

Time

1 day - CT	up to 3.5 years - CT	1 day - surgery
Detection of Nodules	Risk[1]	Diagnosis

1. Current NCCN Guidelines, version 1.2017

Lung Cancer Standard of Care

Why does it take so long?

	Detection of Nodules	Risk[1]	Diagnosis
+	screening saves lives	avoid unnecessary and futile biopsy	certainty of cancer
-	involves radiation, 96% false positive rate[2] resulting in risky unnecessary procedures	time consuming, causes unnecessary emotional trauma, closes treatment window	4% mortality with thoracotomy,[3] 23% are negative for cancer[4]

1. Current NCCN Guidelines, version 1.2017 | 2. New England Journal of Medicine, 2011
3. T. Strand et al., Thorax, 2007 | 4. E. Grogan et al., Journal of Thoracic Oncology, 2011

Making the Difference in Time

The ProLung Test ™

- Non-invasive
- Painless
- No radiation
- 25 minute test
- Immediate risk stratification
- 90% accurate in published clinical trials
- Approved for sale in Europe



Reduce time from 3.5 years to 1 day.
(Average 18 months.)

The ProLung Test Report

The value of **knowing now.**



ProLung Test Report

12345678

Patient Information

Patient ID:	12345678
Patient Initials:	F, L
Birth Date:	MM/DD/YYYY
Scan Received On:	MM/DD/YYYY
Date of Report:	MM/DD/YYYY

Clinic Information

Ref Doctor:	Dr. Doctor
Ref Doctor Email:	doctor@clinic.com
Ref Nurse Email:	nurse@clinic.com
Org:	Clinic
Address:	1234 Street
ZIP, City, Country:	12345, City, Country
Phone:	+1.234.567.8910

Test Score: 0.15

ProLung Test Description

The ProLung System is indicated for use in patients who have undergone computed tomography in which a pulmonary lesion of indeterminate significance has been detected. The ProLung Test is indicated for use as an aid in the risk stratification of such patients for the occurrence of lung cancer. Patients with elevated ProLung Test Scores are at an increased risk of developing lung cancer.

Results Reference Interval 0.00 - 1.00

ProLung Test Score Chart

0.15
0.0
0.1
0.2
0.3
0.4
0.5
0.6
0.7
0.8
0.9
1.0

Decreased Risk for Lung Cancer < 0.292

Increased Risk for Lung Cancer > 0.292

For any inquiries, please contact ProLung via phone at +1.801.736.0729 or email at help@prolunginc.com.

Caution:

The ProLung Test is not intended for all patients or all circumstances. Disregarding the Patient Selection Tool Criteria or using the ProLung Test outside of approved parameters may invalidate test result or interpretation. The results of this test cannot be used as absolute evidence for the presence of a lung tumor and are to be interpreted in the context of all available clinical data. The information contained in this report should be used exclusively by the respective recipients and contain confidential information, privileged and undisclosed.

ProLung Test Score (composite score)

Borderline score: repeat test

Decreased risk of lung cancer

Increased risk of lung cancer

Business Model

PHYSICIAN REPORT

1. *Digital Test Report*
2. *Quality Check*
3. *Patient Summary*

HOSPITAL-PHYSICIAN REVENUE


PHYSICIAN
HOSPITAL
PROLUNG
TEST™
SERVER

CAPITAL EQUIPMENT

ProLung Test™ Scan System

SALES REVENUE

DISPOSABLES

ProLung Test Kit

RECURRING REVENUE



PROLUNG. CLINICAL DATABASE

DATA ACQUISITION

Accumulate Data in Clinical Database for Research

ONGOING RESEARCH VALUE

The ProLung Test

The ProLung Test is a uniform scan of the chest.

- Exploits the **differences in bioconductance** between cancerous and benign tissue.
- **Validates measurements** automatically in real-time to reduce clinician error.
- **Eliminates guesswork** through a fast and easy-to-interpret composite score.
- Provides a **personalized predictive analytic** solution.

PROLUNG TECHNOLOGY


Reference Electrodes
Posterior View

The ProLung Test system allows the operator to locate and measure 62 pathways through the chest with measurements at landmarks on the chest, hands, lower back, and upper back.

Publications

Transcutaneous Computed Bioconductance Measurement in Lung Cancer

A Treatment Enabling Technology Useful for Adjunctive Risk Stratification in the Evaluation of Suspicious Pulmonary Lesions

Rex C. Yung, MD, Ming Ying Zeng, MD, Gregory J. Stoddard, MS, Michael Garff, BS, and Karleen Callahan, PhD


Volume 7 • Number 4 • April 2012
Journal of Thoracic Oncology
12.8 µm
13.0 µm
16.4 µm
Wolters Kluwer | Lippincott Williams & Wilkins


Original Article

Transcutaneous Computed Bioconductance Measurement in Lung Cancer

A Treatment Enabling Technology Useful for Adjunctive Risk Stratification in the Evaluation of Suspicious Pulmonary Lesions

Summary Results	
Sensitivity	89.7%
Specificity	91.7%
Positive Predictive Value	96.3%
Negative Predictive Value	78.5%

Bioconductance Compared to 18FDG-PET in Evaluating CT-Detected Lung Lesions

Rex Yung, Jeff O'Driscoll, Michael Garff, Ming Ying Zeng

Summary Results: All seven (7) patients with indeterminate PET results were correctly identified by the EPN Scan.


Journal of Thoracic Oncology

TABLE 1.	Description of Indeterminate Lesions by 18 FDG-PET			
Lesion Size (mm)	PET Read +/-/ Indeterminate	EPN Scan Result	Diagnosis	Pathology/ Outcome
8	Indeterminate	Positive	Malignant	Adenocarcinoma with BAC Features
8	Indeterminate	Positive	Malignant	Squamous Cell Carcinoma
18	Indeterminate	Positive	Malignant	Bronchioalveolar Carcinoma
28	Indeterminate	Positive	Malignant	Adenocarcinoma with BAC Features
35	Indeterminate	Negative	Benign	Aspergilus
22	Indeterminate	Negative	Benign	No Pathology No Radiol Change
28	Indeterminate	Negative	Benign	No Pathology No Radiol Change

US FDA Status

- Additional clinical validation:
  Clinical study for that purpose - NCT01566682
- Estimated study enrollment conclusion: Q4 2017
- Estimated final study results: Q1 2018
- Submission will occur with validation.

Clinical Team - US


Huntsman Cancer Institute


Henry Ford Hospital


University of California Los Angeles


University of California Los Angeles


Loyola University


Greater Baltimore Medical Center


Stanford Health Care


MD Anderson Cancer Center


Intermountain Health Care


University of California San Diego


Medical University of South Carolina


Beth Israel Deaconess Boston (Harvard University)


Wake Forest Baptist Health


Providence Healthcare Network


University of Minnesota Masonic Cancer Center


Mayo Clinic Health System

US Commercial Launch

Major Cancer Center System & Network


27 NETWORK MEMBERS[1]
KNL
KEY NETWORK LEADER

1. Estimated based on MD Anderson Network members, partners, and affiliates

US Commercial Launch

Veterans Affairs Hospital Networks


VISN
VETERAN INTEGRATED SERVICE NETWORK
32 MEDICAL CENTERS & OUTPATIENT CLINICS[1]

1. Estimated based on Veteran Integrated Service Network #5

US Commercial Launch

Key Network Leader Overlap



KNL
VISN

15 CANCER CENTER NETWORKS

5 VETERANS AFFAIRS NETWORKS

Estimated based on number of sites of ProLung US study and their VA affiliations

Clinical Team - EU



Novara, Italy



Ancona, Italy
(President, World Congress Bronchology and Interventional Pulmonology)



Ancona, Italy



Florence, Italy



Genoa, Italy



Genoa, Italy



Lowenstein, Germany



Geneva, Switzerland

European Registry

153 patients enrolled in the Italian Lung Cancer Sales Pilot at 4 sites



Italy Pilot Cumulative Enrollment
180
160
140
120
100
80
60
40
20
0
# of Patients
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
2016
Novara
Genoa
Florence
Ancona

PROLUNG

Intellectual Property

Patent Library

Patents covering ProLung design and evaluation algorithm

Title	Nation	Type	Filed	Application #	Patent #
Enhanced surface and tip for obtaining bioelectrical signals	US	ORD	5/5/2014	14/269,248	9,526,432
Method for diagnosing a disease	US	ORD	10/25/2007	11/978,045	7,603,171
	US	CON	10/13/2009	12/578,329	8,121,677
Methods for obtaining quick, repeatable and non-invasive bioelectrical signals in living organisms*	US	DIV	11/26/2007	11/944,696	7,536,220
	US	ORD	7/16/2003	10/621,178	7,542,796
Systems and methods of utilizing electrical readings in the determination of treatment*	US	ORD	7/20/2004	10/895,149	7,937,139
	AU	PCT	9/21/2004	2004322306	
	JP	PCT	1/15/2007	JP2007-522475	
	MX	PCT	1/19/2007	MX/a/2007/000798	

Additional patents pending.

*Licensed patents

Value Medicine: Stakeholders



HOSPITALS
Cost effective procedure

RADIOLOGIST
Enhanced LDCT screen for lung cancer

PULMONOLOGIST
Immediate risk stratification

ONCOLOGIST
Earlier treatment

THORACIC SURGEON
Earlier biopsy, earlier procedure

GENERAL PRACTITIONER
Immediate risk stratification

REIMBURSEMENT
*Estimated $16B in cost savings when deployed as adjunct to LDCT screen**

**Source: CMS codes G0296 and G0297 for annual LDCT lung cancer screening and NCCN Lung Cancer Screening Guideline version 1.2017*

Highlights

- ProLung has applied to list on the **NASDAQ Capital Market** under the symbol **"LUNG"** and has **filed an S-1 Registration Statement** with the US SEC to sell its common stock in an **IPO expected in November 2017.**
- ProLung's predictive analytics test assists a **gravely under-served patient population**.
- ProLung has assembled an experienced management team supported by **thought leaders in pulmonology, thoracic radiology, thoracic surgery, and oncology**.
- The ProLung Test has **published clinical performance of 90% accuracy** compared to tissue biopsy.
- ProLung has a **recurring revenue model** and has the potential to generate $1 million/site/year (assuming 10 tests/day x $400/test).
- The ProLung Test is **commercially available for sale in Europe**.
- Approval from the **US FDA is anticipated following application with data from latest trial, expected to be submitted Q2 2018.**

PROLUNG

Publications

Helpful Topics: Bioconductance, the ProLung Test and Lung Cancer Screening

Request from ItsAboutTime@prolunginc.com

Access link: http://prolunginc.com/publications



Steven C. Eror
President & CEO
sce@prolunginc.com

757 East South Temple, Suite 150
Salt Lake City, Utah 84102 USA
(P) +1.801.204.9623 (M) +1.801.631.7288